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                                   EXHIBIT 21


                                  SUBSIDIARIES


Oretech, Inc. owns 100% of the following subsidiaries:


NAME OF SUBSIDIARY                                   STATE OF INCORPORATION

Oretech Corp.                                        Nevada

Oretech Holdings, Inc.                               Colorado